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                                                                   EXHIBIT 23(c)

[Logo of Morten Beyer & Agnew]

                              MORTEN BEYER & AGNEW
             2107 Wilson Boulevard - Suite 750 - Arlington, VA 22201

                                  June 26, 2003

Mr. Michael Thomas
Managing Director, Corporate Finance
     & Banking
American Airlines, Inc.
4333 Amon Carter Boulevard
Mail Drop 5662
Fort Worth, Texas  76155

         Re: American Airlines, Inc. ("American") three Boeing 737-823 aircraft, one Boeing 767-300ER aircraft and three Boeing 777-223ER aircraft

Ladies and Gentlemen:

         We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) "Summary - Equipment Notes and the Aircraft," (b) "Risk Factors
- Risk Factors Relating to the Certificates and the Offering - Appraisals and Realizable Value of the Aircraft" and (c) "Description of the Aircraft and the Appraisals - The Appraisals" and (iii) references to our firm under the headings "Description of the Aircraft and the Appraisals - The Appraisals" and "Experts" in American's preliminary Prospectus Supplement expected to be dated on or about July 9, 2003 and American's final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2003-1.

                                        MORTEN BEYER & AGNEW

                                        By: /s/ Bryson P. Monteleone
                                        Name: Bryson P. Monteleone
                                        Title: Vice President - Operations, CFO